Exhibit 99.1
Investor Relations Contact:
Lori Owen
Xilinx, Inc.
(408) 879-6911
ir@xilinx.com

XILINX ANNOUNCES FISCAL 2013 RESULTS;
Q4 SALES INCREASE 4% SEQUENTIALLY

SAN JOSE, CA, April 24, 2013-- Xilinx, Inc. (Nasdaq: XLNX) today announced fiscal 2013 sales of $2.17 billion, down 3% from the prior fiscal year. Fiscal 2013 net income decreased 8% to $487.5 million, or $1.79 per diluted share, versus fiscal 2012 net income of $530.1 million or $1.95 per diluted share.
Fourth quarter fiscal 2013 sales were $532.2 million, up 4% sequentially and down 5% from the fourth quarter of the prior fiscal year. Fourth quarter fiscal 2013 net income was $130.6 million, or $0.47 per diluted share.
Additional fourth quarter comparisons are represented in the charts below:

GAAP Results
(In millions, except EPS)

				Growth Rates
	Q4 FY 2013	Q3 FY 2013	Q4 FY 2012	Q-T-Q	Y-T-Y
Net revenues	$532.2	$509.8	$559.0	4%	-5%
Operating income	$147.2	$120.8	$147.5	22%	0%
Net income	$130.6	$103.6	$122.4	26%	7%
Diluted earnings per share	$0.47	$0.38	$0.44	24%	7%

“During fiscal 2013, Xilinx completed the rollout of the PLD industry’s broadest 28-nm product portfolio. Sales from these products exceeded $40 million during the quarter, significantly exceeding our expectations,” said Moshe Gavrielov, Xilinx President and Chief Executive Officer. “As we embark on the new fiscal year, I expect continued strong growth from these new products fueled by ASIC and ASSP displacement as well as increased participation in high-growth megatrends such as nx100G wired networks, datacenter, video, vision and wireless HetNets.”

Net Revenues by Geography:

	Percentages			Growth Rates
	Q4 FY 2013	Q3 FY 2013	Q4 FY 2012	Q-T-Q	Y-T-Y
North America	31%	32%	32%	3%	-7%
Asia Pacific	34%	34%	31%	3%	3%
Europe	26%	24%	27%	14%	-9%
Japan	9%	10%	10%	-8%	-10%

Net Revenues by End Market:

	Percentages			Growth Rates
	Q4 FY 2013	Q3 FY 2013	Q4 FY 2012	Q-T-Q	Y-T-Y
Communications & Data Center	44%	47%	43%	-1%	-2%
Industrial, Aerospace & Defense	37%	36%	37%	7%	-5%
Broadcast, Consumer & Automotive	17%	15%	15%	15%	3%
Other	2%	2%	5%	7%	-48%

Net Revenues by Product:

	Percentages			Growth Rates
	Q4 FY 2013	Q3 FY 2013	Q4 FY 2012	Q-T-Q	Y-T-Y
New	27%	25%	13%	13%	86%
Mainstream	41%	41%	44%	3%	-11%
Base	28%	30%	39%	0%	-31%
Support	4%	4%	4%	2%	5%

Products are classified as follows:

New products: Virtex®‐7, Kintex™‐7, Artix™-7, Zynq™-7000, Virtex‐6, Spartan™‐6 products
Mainstream products: Virtex‐5, Spartan‐3 and CoolRunner(TM)‐II products
Base products: Virtex‐4, Virtex‐II, Virtex‐E, Virtex, Spartan-II, Spartan, CoolRunner and XC9500 products
Support products: Configuration solutions, HardWire, Software & Support/Services

Key Statistics:
(Dollars in millions)

	Q4 FY 2013	Q3 FY 2013	Q4 FY 2012
Annual Return on Equity (%)*	17	17	21
Operating Cash Flow	$174	$123	$208
Depreciation Expense	$14	$14	$15
Capital Expenditures	$6	$8	$20
Combined Inventory Days	110	131	110
Revenue Turns (%)	58	57	57

*Return on equity calculation: Annualized net income/average stockholders’ equity

Product and Financial Highlights – Fiscal 2013

•
During fiscal year 2013, sales from Xilinx’s 28-nm product portfolio, which includes the 7 series FPGAs and the Zynq-7000 family, surpassed $100 million. In the March quarter, over 500 customers received shipments for a broad base of applications including wired and wireless communications, industrial, defense and broadcast.

•
Xilinx expanded its software leadership with the introduction of the Vivado™ Design Suite, a design environment built from the ground up, providing customers with up to a 4X productivity advantage. Currently, Vivado is used for approximately 50 percent of 28-nm designs and 100 percent of 3D IC designs.

•
Xilinx announced its strategy for its 20-nm product portfolio, including the next-generation 8 series All Programmable FPGAs and second generation of 3D ICs and SoCs. This next generation product family builds on a substantial competitive technology lead and addresses the rigorous requirements of next-generation ever ‘smarter,’ highly integrated, bandwidth hungry systems.

•
The Company achieved a record 66% gross margin in fiscal year 2013, up from 65% in the prior fiscal year. This improvement is a testament to the Company’s continued focus on margin expansion projects across our product portfolio.

•
Xilinx continued to demonstrate a strong commitment to returning shareholder value through dividend increase and repurchase activity. Xilinx recently increased its quarterly dividend $0.03 per share to $0.25 per share. During the fiscal year, Xilinx paid its stockholders a record $230 million in dividends and repurchased 6.2 million shares for $198 million.

Business Outlook – June Quarter Fiscal 2014
•Sales are expected to be up 1% to 5% sequentially.
•Gross margin is expected to be approximately 66% - 67%.

•	Operating expenses are expected to be approximately $206 million, including $2 million of amortization of acquisition-related intangibles.
•Other income and expenses are expected to be a net expense of approximately $8 million.
•Fully diluted share count is expected to be approximately 277 million.
•June quarter tax rate is expected to be approximately 13% - 14%.

Conference Call
A conference call will be held today at 2:00 p.m. Pacific Time to discuss the March quarter financial results and management's outlook for the June quarter. The webcast and subsequent replay will be available in the investor relations section of the Company's web site at www.investor.xilinx.com. A telephonic replay of the call may be accessed later in the day by calling (855) 859-2056 and referencing confirmation code 29883361. The telephonic replay will be available for two weeks following the live call.

This release contains forward-looking statements and projections. Forward-looking statements and projections can often be identified by the use of forward-looking words such as “expect,” “believe,” “may,” “will,” “could,” “anticipate,” “estimate,” “continue,” “plan,” “intend,” “project” or other similar expressions. Statements that refer to or are based on projections, uncertain events or assumptions also identify forward-looking statements. Such forward looking statements include, but are not limited to, statements related to the semiconductor market, the growth and acceptance of our products, expected revenue growth, the demand and growth in the markets we serve, opportunity for expansion into new markets, and our expectations regarding our business outlook for the June quarter of fiscal 2014. Undue reliance should not be placed on such forward-looking statements and projections, which speak only as of the date they are made. We undertake no obligation to update such forward-looking statements. Actual events and results may differ materially from those in the forward-looking statements and are subject to risks and uncertainties including customer acceptance of our new products, current global economic conditions, the health of our customers and the end markets in which they participate, our ability to forecast end customer demand, a high dependence on turns business, more customer volume discounts than expected, greater product mix changes than anticipated, fluctuations in manufacturing yields, our ability to deliver product in a timely manner, our ability to successfully manage production at multiple foundries, variability in wafer pricing, and other risk factors listed in our most recent Forms 10-Q and 10-K.

About Xilinx

About Xilinx
Xilinx develops All Programmable technologies and devices, beyond hardware to software, digital to analog, and single to multiple die in 3D ICs.  These industry leading devices are coupled with a next-generation design environment and IP to serve a broad range of customer needs, from programmable logic to programmable systems integration.  For more information visit www.xilinx.com.

#1319F
Xilinx, the Xilinx logo, Artix, ISE, Kintex, Spartan, Virtex, Zynq, Vivado, and other designated brands included herein are trademarks of Xilinx in the United States and other countries. All other trademarks are the property of their respective owners.
XLNX-F

XILINX, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended			Twelve Months Ended
	March 30, 2013	December 29, 2012	March 31, 2012	March 30, 2013	March 31, 2012
Net revenues	$532,168	$509,767	$558,973	$2,168,652	$2,240,736
Cost of revenues	180,589	170,493	187,577	737,206	786,078
Gross margin	351,579	339,274	371,396	1,431,446	1,454,658
Operating expenses:
Research and development	111,133	129,055	115,240	475,522	435,276
Selling, general and administrative	90,732	86,823	91,261	365,684	365,272
Amortization of acquisition-related intangibles	2,487	2,554	1,981	9,508	7,568
Restructuring charges	—	—	—	—	3,369
Litigation	—	—	15,400	—	15,400
Total operating expenses	204,352	218,432	223,882	850,714	826,885
Operating income	147,227	120,842	147,514	580,732	627,773
Interest and other expense, net	8,902	5,149	7,126	33,726	30,722
Income before income taxes	138,325	115,693	140,388	547,006	597,051
Provision for income taxes	7,705	12,045	17,983	59,470	66,972
Net income	$130,620	$103,648	$122,405	$487,536	$530,079
Net income per common share:
Basic	$0.50	$0.40	$0.46	$1.86	$2.01
Diluted	$0.47	$0.38	$0.44	$1.79	$1.95
Cash dividends per common share	$0.22	$0.22	$0.19	$0.88	$0.76
Shares used in per share calculations:
Basic	263,035	260,690	263,261	261,652	263,783
Diluted	277,090	271,174	276,166	272,573	272,157

XILINX, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 30, 2013	March 31, 2012 *
	(unaudited)
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$1,714,745	$1,917,627
Accounts receivable, net	229,175	214,965
Inventories	201,250	204,866
Deferred tax assets and other current assets	152,469	112,851
Total current assets	2,297,639	2,450,309
Net property, plant and equipment	365,687	394,982
Long-term investments	1,651,033	1,209,228
Other assets	415,092	409,603
Total assets	$4,729,451	$4,464,122

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued liabilities	$333,430	$275,774
Deferred income on shipments to distributors	53,358	67,002
Total current liabilities	386,788	342,776
Convertible debentures	922,666	906,569
Deferred tax liabilities	415,442	463,045
Other long-term liabilities	41,259	44,047

Stockholders' equity	2,963,296	2,707,685
Total Liabilities and Stockholders' Equity	$4,729,451	$4,464,122

* Derived from audited financial statements

XILINX, INC.
SUPPLEMENTAL FINANCIAL INFORMATION
(Unaudited)
(In thousands)

	Three Months Ended			Twelve Months Ended
	March 30, 2013	December 29, 2012	March 31, 2012	March 30, 2013	March 31, 2012
SELECTED CASH FLOW INFORMATION:
Depreciation	$13,893	$13,680	$14,702	$56,327	$55,658
Amortization	4,355	4,423	4,327	17,233	16,690
Stock-based compensation	21,246	19,762	18,909	77,862	67,418
Net cash provided by operating activities	173,653	122,568	208,491	656,537	826,739
Purchases of property, plant and equipment	6,212	8,075	19,670	30,265	70,071
Payment of dividends to stockholders	57,822	57,326	49,991	230,469	200,361
Repurchases of common stock	—	19,602	—	197,750	219,638
Proceeds from issuance of common stock to employees and excess tax benefit	59,671	20,608	48,784	117,933	120,620

STOCK-BASED COMPENSATION INCLUDED IN:
Cost of revenues	$1,638	$1,517	$1,686	$6,356	$5,630
Research and development	10,256	9,654	9,065	37,937	32,310
Selling, general and administrative	9,352	8,591	8,158	33,569	29,478